Exhibit 99.1

Kymera Therapeutics Shares Key 2023 Goals to Support its Evolution

into a Fully Integrated Degrader Medicines Company

WATERTOWN, Mass., January 10, 2023 – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation (TPD) to deliver novel small molecule protein degrader medicines, today announced its research, development and corporate goals for 2023.

“2022 was a pivotal year for Kymera, as the Phase 1 trial of our lead program, KT-474 (SAR444656), demonstrated fidelity of translation from healthy volunteers to patients, an encouraging safety profile, and clinical impact in complex inflammatory diseases such as hidradenitis suppurativa (HS) and atopic dermatitis (AD), highlighting the superior clinical potential of an IRAK4 degrader over a small molecule inhibitor and validating our platform, molecule design and target selection capabilities and strategies,” said Nello Mainolfi, PhD, Founder, President and CEO. “With our oncology pipeline advancing through dose escalation, we look forward to sharing data on the clinical activity of our STAT3 (KT-333) and IRAKIMiD (KT-413) programs in their target patient populations later this year, as well as initial proof-of-mechanism data on our MDM2 degrader (KT-253). More broadly, we have demonstrated the ability to effectively translate pharmacokinetic (PK), pharmacodynamic (PD) and safety from preclinical models into patients, as well as validation of our target selection strategy, allowing us to leverage and extend these learnings as we continue to expand our pipeline with differentiated and potentially best-in-class programs in large immunology and oncology franchises.”

“Kymera ended 2022 with a cash balance of approximately $560 million, providing the company with an anticipated cash runway into the second half of 2025 that is expected to take us past the proof-of-concept Phase 2 data for KT-474, as well as early proof-of-concept data for KT-413, KT-333 and KT-253.” Continued Dr. Mainolfi. “In addition, we are well-positioned to advance our wholly-owned clinical programs while continuing significant investments in our platform and robust discovery pipeline, additional details about which we look forward to sharing in 2023.”

Kymera’s 2023 Objectives

Kymera is a leader in the discovery and development of novel small molecule therapeutics designed to selectively degrade disease-causing proteins by harnessing the body’s natural protein degradation system. The company’s data, generated in healthy volunteers and patients with HS, AD, hematological malignancies and solid tumors, has provided industry leading, proprietary know-how in TPD and enabled Kymera to focus on applications in areas with significant patient need and large commercial opportunities, including immunology and oncology.

Key objectives include:

•	Collaborate with Sanofi to Initiate KT-474 Phase 2 trials

•	Publish results of KT-474 Phase 1 trial, including the HS/AD patient cohort

•	Demonstrate KT-413 clinical anti-tumor activity in target patient populations

•	Demonstrate KT-333 clinical anti-tumor activity in target patient populations

•	Initiate KT-253 Phase 1 trial in solid and hematological tumors and demonstrate KT-253 clinical proof-of-mechanism in patients

•

Deliver at least 2 new development candidates (DC)/Investigational New Drugs (IND) from the preclinical pipeline in areas of large clinical and commercial opportunity and pathways where TPD has potential to provide either the only or the best-in-class solution

•	Further expand the capabilities of Kymera’s Pegasus™ platform and continue to leverage Kymera’s E3 Ligase Whole-Body Atlas of over 600 unique E3 ligases, with a focus on tissue restricted E3 ligases

•	Expand novel molecular glue franchise in areas of unmet medical need, exploiting a newly identified degron motif

•	Advance existing collaborations, or execute additional strategic partnerships, that support the company’s evolution into a fully integrated, global biopharmaceutical company

Program Background

IRAK4 Degrader Program (KT-474/SAR444656)

KT-474 is a potent, highly selective, orally bioavailable IRAK4 degrader, in development for the treatment of IL-1R/TLR-driven complex inflammatory diseases where there is an opportunity to significantly advance the standard of care in a broad variety of diseases. In 2021, Kymera completed dose escalation in the single ascending dose (SAD) and multiple ascending dose (MAD) portions of its KT-474 Phase 1 trial, with the data demonstrating near complete IRAK4 degradation in peripheral blood mononuclear cells (PBMC) and skin, robust inhibition of multiple ex vivo-stimulated disease-relevant cytokines, and was generally well tolerated.

In the recently completed patient cohort of the Phase 1 trial, KT-474 showed evidence of robust IRAK4 degradation in the blood and active skin lesions of HS and AD patients, and was generally well tolerated. Treatment with KT-474 was associated with a systemic anti-inflammatory response and meaningful improvement in skin lesions and symptoms in both HS and AD patients, with internal consistency between the effect on inflammatory biomarkers and impact on clinical endpoints. KT-474 was generally safe and well-tolerated, with no serious adverse events, no drug-related infections, and no dose interruptions or discontinuations due to adverse events. Sanofi, which is collaborating with Kymera on the development of KT-474 (SAR444656) outside of the oncology and immune-oncology fields, has notified Kymera of its commitment to advance KT-474 into Phase 2 clinical studies. Initial Phase 2 clinical trials of KT-474 will investigate its potential in HS and AD, with the first study initiating in 2023.

STAT3 degrader program (KT-333)

KT-333 is designed as a potent degrader of STAT3, a transcriptional regulator that has been linked to numerous cancers and inflammatory and autoimmune diseases. KT-333 is being developed for the treatment of STAT3-dependent hematological malignancies and solid tumors. The Phase 1 clinical trial of KT-333 is designed to evaluate the safety, tolerability, PK/PD and clinical activity of KT-333 dosed weekly in adult patients with relapsed and/or refractory lymphomas, leukemias and solid tumors.

The Phase 1a dose escalation portion of the trial is ongoing. In December 2022 Kymera announced that Dose Level (DL) 1 had been completed with a total of 4 patients enrolled. All patients were heavily pretreated with multiple prior regimens and included 3 with solid tumors and 1 with cutaneous T-cell lymphoma. Plasma PK and PD translated as expected in humans, with mean maximum STAT3 degradation in PBMC following the first 2 doses averaging 66%, with maximum STAT3 knockdown of up to 86% as measured by mass spectrometry. There were no dose-limiting toxicities or treatment-related serious adverse events reported at this dose.

IRAKIMiD degrader program (KT-413)

KT-413 is a novel heterobifunctional degrader targeting both IRAK4 and the IMiD substrates Ikaros and Aiolos. Designed to address both the IL-1R/TLR and Type 1 IFN pathways synergistically with a single molecule, KT-413 is in development for the treatment of MYD88-mutant B cell malignancies. The Phase 1 clinical trial of KT-413 is designed to evaluate the safety, tolerability, PK/PD and clinical activity of KT-413 administered as an IV infusion once every 3 weeks to adult patients with relapsed and/or refractory B-cell non-Hodgkin’s lymphomas.

The Phase 1a dose escalation portion of the trial is ongoing. In December 2022, Kymera announced that the first two dose levels had been completed. Patients were heavily pretreated with multiple prior regimens and included follicular lymphoma and DLBCL, which were both wild-type for MYD88. Plasma PK and PD translated as expected in humans with both dose levels showing dose-dependent degradation of IRAK4, Ikaros and Aiolos in PBMC, with up to 95/100% knockdown of Ikaros/Aiolos and 40% knockdown of IRAK4 at the second dose level. Serial tumor biopsies at Cycle 3/Day 4 in the patient treated at DL1 showed comparable knockdown of Ikaros/Aiolos and IRAK4 as in plasma. There were no dose-limiting toxicities or treatment-related serious adverse events and no neutropenia observed in the two patient cohorts.

MDM2 degrader program (KT-253)

The FDA has cleared the IND for KT-253, an investigational degrader that targets MDM2, the crucial regulator of the most common tumor suppressor, p53, which remains intact (Wild Type) in close to 50% of cancers. Unlike small molecule inhibitors, KT-253 has been shown preclinically to have the ability to suppress the MDM2 feedback loop and rapidly induce apoptosis, even with brief exposures. Kymera plans to commence the KT-253 Phase 1a dose escalation study in the first quarter of 2023, with IV doses of KT-253 administered every 3 weeks to patients with solid tumors and hematological malignancies, including acute myeloid leukemia (AML).

Platform and Discovery Programs

Kymera is leveraging the Company’s proprietary E3 Ligase Whole-Body Atlas, including the differential expression profile of known E3 ligases, to pursue targets and indications that may benefit from tissue-restricted or -selective degradation. Kymera has also expanded the Company’s platform to develop a new generation of molecular glue degraders for high value undrugged and non-ligandable targets. Multiple programs are approaching development stage in 2023.

J.P. Morgan Healthcare Conference

Kymera will present at the virtual 41st Annual J.P. Morgan Healthcare Conference at 9:00 a.m. PT (12:00 p.m. ET) on Tuesday, January 10, 2023. Nello Mainolfi, PhD, Co-Founder, President and CEO of Kymera, will provide an overview of the Company’s progress and 2023 goals.

A live webcast of the presentation can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. An archived webcast recording of the presentation will be available on the website for approximately 30 days.

An updated corporate overview presentation is available on the Investors section of the Company’s website at https://investors.kymeratx.com/events-and-presentations.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule programs designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most promising targets and provide patients with more effective treatments. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, and the MDM2 oncoprotein, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

Founded in 2016, Kymera is headquartered in Watertown, Mass. Kymera has been named a “Fierce 15” company by Fierce Biotech and has been recognized by both the Boston Globe and the Boston Business Journal as one of Boston’s top workplaces. For more information about our people, science, and pipeline, please visit www.kymeratx.com or follow us on Twitter or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD, STAT3 and MDM2 degrader programs; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials; the ability to initiate new clinical programs; and Kymera’s financial condition and expected cash runway into the second half of 2025. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics’ drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including those for KT-474, KT-333 and KT-413; Kymera Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics’ planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics’ relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact: Bruce Jacobs Chief Financial Officer investors@kymeratx.com 857-285-5300 Chris Brinzey Managing Director, Westwicke chris.brinzey@westwicke.com 339-970-2843	Media Contact: Todd Cooper Senior Vice President, Corporate Affairs media@kymeratx.com 857-285-5300